Exhibit 10.4
FIRST AMENDMENT TO MASTER PURCHASE AGREEMENT
This First Amendment to Master Purchase Agreement (this “Amendment”) is made as of February 26, 2007, by and among Raza Microelectronics, Inc., a Delaware corporation (“RMI”), and Aruba Networks, Inc. (fka Aruba Wireless Networks, Inc.), a Delaware corporation (“Purchaser”).
Reference is made to that certain Master Purchase Agreement made as of January 16, 2006, by and between RMI and Purchaser (the “MPA”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the MPA.
In accordance with Section 17.4 of the MPA, RMI and Purchaser hereby agree to amend the MPA as follows:
1. Purchaser CMs. Section 2.5 of the MPA is hereby amended and restated in its entirety as follows:
2.5 Purchaser CMs. Each of the Purchaser CMs identified on Exhibit D hereto is authorized to purchase Products from RMI under this MPA, by delivery of signed purchase orders to RMI in accordance with Section 2.2 above and subject to the Purchaser CM’s compliance with the other material terms and provisions of this MPA. By addendum to Exhibit D, Purchaser may from time to time add one or more Purchaser CMs reasonably acceptable to RMI. Notwithstanding the foregoing, in the event RMI reasonably determines that one or more Purchaser CMs (whether already listed on Exhibit D or proposed by Purchaser for addition thereto) poses a credit or performance risk to RMI, then RMI at its option shall have the right to request that Purchaser guarantee such Purchaser CM’s obligations under each such purchase order submitted thereby. If Purchaser provides such a guarantee, then RMI shall complete all shipments relating to the purchase order(s) covered by the guarantee. If Purchaser chooses not to provide such a guarantee, then RMI shall have the right, exercisable at its option, to cease making further shipments to and accepting new purchase orders from the CM, in addition to any other legal remedies RMI may have against the CM.
2. Software Upgrades. Notwithstanding the provisions of Section 8.3 of the MPA, from and after the date of this Amendment, RMI will not provide to Purchaser any additional upgrades, revisions, bug fixes or modifications (collectively, “Upgrades”) to the Software except pursuant to a separate software license agreement to be entered into by and between RMI and Purchaser (“SLA”). Any subsequent provision of Upgrades by RMI shall be subject to Purchaser’s payment of the applicable maintenance and support fees and its compliance with the other terms and conditions set forth in such SLA. The foregoing is not intended to limit or otherwise adversely affect the hardware support services provided by RMI to Purchaser pursuant to Section 9 of the MPA.
3. No Other Changes. Except as set forth above, each other term and provision of the MPA shall remain in full force and effect.
The parties hereto have executed this First Amendment to Master Purchaser Agreement as of the date first indicated above.

RAZA MICROELECTRONICS, INC.		ARUBA NETWORKS, INC.

By:	/s/ L. William Caraccio	By:	/s/ Alexa King

	Name: L. William Caraccio		Name: Alexa King

	Title: VP		Title: Senior Dir., Legal
(STAMP)